UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2018

BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8620 Spectrum Center Blvd. San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

(858) 668-2586
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Principal Financial Officer
On April 13, 2018, Bridgepoint Education, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Kevin Royal, age 53, to serve as the Company’s Executive Vice President and Chief Financial Officer effective as of April 16, 2018.
Mr. Royal resigned from the Company in October 2017 for personal reasons and has not held other employment between October 2017 to the present. Mr. Royal served as the Company’s Executive Vice President and Chief Financial Officer from October 2015 to October 2017. From April 2009 to May 2015, Mr. Royal was Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Maxwell Technologies, Inc., a developer, manufacturer and marketer of energy storage and power delivery solutions. From May 2005 until April 2009, he was senior vice president and chief financial officer of Blue Coat Systems, Inc., a previously Nasdaq-listed developer and provider of application delivery network technology. From December 1996 until May 2005, he held a series of senior finance positions, culminating with his appointment as vice president and chief financial officer of Novellus Systems, Inc., an S&P 500 company that manufactures, markets and services semiconductor capital equipment. Before he joined Novellus, he spent 10 years with Ernst & Young LLP, where he became a certified public accountant. Mr. Royal received his Bachelor of Business Administration from Harding University.
There are no family relationships between Mr. Royal and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Royal has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Mr. Royal will be paid an annual base salary of $395,000 and he will be eligible to participate in the Company’s annual cash bonus program, with a target bonus amount equal to fifty percent (50%) of his then-current annual base salary. In order to make him whole for payments previously being made to him for the bonus he had earned in 2017 but that he is now forfeiting by agreeing that any prior agreements entered into upon his prior resignation are being replaced by this new employment arrangement, Mr. Royal will be paid a lump-sum cash payment of $68,821.20 during the first payroll period after his start date. Mr. Royal will also be eligible to participate in the Company's employee benefit plans and programs, including any savings or profit sharing plans, deferred compensation plans, equity incentive plans, and health, disability, insurance and other plans made available generally to the Company's senior executive officers. Subject to approval by the Company’s Board of Directors, Mr. Royal will be eligible to receive equity awards for the 2018 calendar year with a grant date fair value of $525,000.
Upon commencement of his employment, Mr. Royal will also enter into the Company's standard form of indemnification agreement, a copy of which form has previously been filed by the Company as Exhibit 10.33 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016.
Resignation of Principal Financial Officer
Joseph L. D’Amico, the interim Chief Financial Officer of the Company will continue with the Company as Special Assistant to the Chief Executive Officer. Mr. D’Amico will have an initial six month term, which may be extended, with a monthly base salary of $70,000. In addition, subject to approval by the Company’s Board of Directors, Mr. D’Amico will receive a restricted stock unit (RSU) grant of 10,000 shares, which will vest in full six months from the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2018		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel